Sheet1

CMA Money Fund
File Number: 811-2752
CIK Number: 215457
For the Period Ending: 3/31/2002

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended March 31, 2002.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/03/2001	$ 8,000	Apreco, Inc.	4.820%	06/07/2001
04/19/2001	50,000	Bayerische Vereinsbank	4.300	04/23/2002
05/11/2001	7193	Amsterdam Funding Corp.	4.460	05/14/2001
07/24/2001	24,750	Windmill Funding Corp.	3.640	09/13/2001
07/25/2001	250,000	Forrestal Funding MS TR	3.670	09/12/2001
08/16/2001	764	Amsterdam Funding Corp.	3.740	08/17/2001

Last Updated on 05/28/2002
By Win95 User